Exhibit 4.1

THE SECURITIES EVIDENCED BY THIS UNSECURED CONVERTIBLE PROMISSORY NOTE (THIS NOTE”) (INCLUDING WITHOUT LIMITATION THE SHARES ISSUSABLE UPON EXERCISE OF THIS NOTE) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, ENCUMBERED OR OTHERWISE TRANSFERRED DIRECTLY OR INDIRECTLY TO OR FOR THE ACCOUNT OR BENEFIT OF DIRECTLY OR INDIRECTLY ANY PERSON OR ENTITY EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (3) TO PUBLICVEEA (AS DEFINED BELOW) OR ANY SUBSIDIARY THEREOF, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS. IN ADDITION, ANY PURPORTED TRANSFER OF SUCH SECURITIES WILL BE SUBJECT TO THE TERMS OF THIS NOTE AND PRIOR RECEIPT BY PUBLICVEEA OF DOCUMENTATION SATISFACTORY TO IT, AS WELL AS THE RESTRICTIONS ON TRANSFER SET FORTH IN THE LOCK-UP AGREEMENT, DATED ON OR ABOUT THE DATE HEREOF, BY AND BETWEEN PUBLICVEEA, THE INVESTOR NAMED BELOW AND THE OTHER PARTIES NAMED THEREIN. BY ITS ACQUISITION OF THIS NOTE OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER AGREES FOR THE BENEFIT OF PUBLICVEEA THAT IT WILL, AND ANY SUBSEQUENT HOLDER IS REQUIRED TO, ABIDE BY THE TERMS OF THIS NOTE AND NOTIFY ANY TRANSFEREE OF THE TRANSFER RESTRICTIONS SET FORTH HEREIN AND IN SUCH LOCK-UP AGREEMENT.

Issuance Date: September 12, 2024 (the “Issuance Date”)

Plum Acquisition Corp. I
and
Veea Inc.

Form of Unsecured Convertible Promissory Note

For Value Received, Plum Acquisition Corp. I, a Delaware corporation, which after the consummation of the transactions contemplated by the BCA (as defined in the Note Purchase Agreement (as defined below) will be renamed “Veea Inc.” (together with its successors, “PublicVeea”), and Veea Inc., a Delaware corporation, which after the consummation of the transactions contemplated by the BCA will be renamed “Veea Systems Inc.” (“VeeaOpco” and, together with PublicVeea, the “Borrowers”) jointly and severally promise to pay to the undersigned investor named on the signature page hereto (“Investor”), or its permitted transferees (as applicable, the “Holder”), the principal sum of the amount set forth underneath Investor’s name on the signature page hereto in accordance with the terms of this unsecured convertible promissory note (this “Note”).

This Note is issued pursuant to the Note Purchase Agreement, dated as of September 12, 2024 (as amended from time to time in accordance with the terms thereof, the “Note Purchase Agreement”), by and among PublicVeea, VeeaOpco, NLabs Inc., a Delaware corporation, and Investor. In the event that the Note Purchase Agreement contains any provisions that conflict with the terms of this Note, the terms of this Note shall prevail and shall be deemed, conclusively, to have amended such conflicting provisions. Any capitalized term used but not defined in this Note will have the meaning ascribed to such term in the Note Purchase Agreement.

1. Interest. The Borrowers shall pay simple interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note at the rate (the “Interest Rate”) equal to the Secured Overnight Financing Rate (SOFR) (“Adjustable Rate”) plus two percent (2%) per annum, based on the Adjustable Rate on the date of this Note, and adjusted as of the first day of each calendar quarter during the term of this Note based on the Adjustable Rate as of such date, and computed on the basis of a 365 day year, counting the actual number of days elapsed, payable by the Borrowers solely on the Maturity Date (unless prepaid at the election of the Borrowers or sooner converted in accordance with the terms of this Note). Any payment by the Borrowers of any interest amount in excess of that permitted by applicable law shall be applied to the principal of this Note without prepayment premium or penalty. For the avoidance of doubt, upon conversion of any principal amounts under this Note in accordance with Section 3, interest shall no longer accrue on such converted principal amounts from and after the applicable Conversion Date.

2. Payment. The principal amount of this Note, together with all accrued and unpaid interest thereon and all other amounts owing from the Borrowers to the Holder hereunder (less amounts that have been prepaid in accordance with the terms hereof or converted in accordance with Section 3) (the “Outstanding Obligations”) shall be due and payable on the eighteen (18) month anniversary of the Issuance Date (the “Maturity Date”). The Borrowers may prepay the Outstanding Obligations under this Note at any time without penalty or premium. All payments to be made to the Holder shall be made in the lawful money of the United States of America in immediately available funds. Whenever any payment hereunder to be made shall be due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day. Payments hereunder shall be delivered to the Holder at such address as is specified by prior written notice by the Holder to the Borrowers. Payments (or conversions in accordance with Section 3) of the Outstanding Obligations under this Note shall first be applied to the principal amounts owed hereunder, then to the accrued but unpaid interest thereof, and then to any other Outstanding Obligations under this Note. After all Outstanding Obligations under this Note has been satisfied in full (including by conversion) in accordance with the terms hereof, this Note shall be surrendered to the Borrowers for cancellation and shall not be reissued.

3. Conversion

(a) Voluntary Conversion. Following the Issuance Date, so long as there remain any Outstanding Obligations under this Note, the principal amount under this Note, along with all other Outstanding Obligations, shall be convertible, in whole or in part, into shares of common stock of PublicVeea (together with any successor publicly traded common equity securities of PublicVeea or any successor public entity, “PublicVeea Common Shares”) at the option of the Holder, at any time and from time to time. The Holder shall effect conversions by delivering to the Borrowers a notice of conversion (each, a “Conversion Notice”), specifying therein the amount of the Outstanding Obligations under this Note to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”), which Conversion Date shall be no less than five (5) Trading Days (as defined below) after the date of delivery to the Borrowers of the Conversion Notice. To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to the Borrowers unless the entire Outstanding Obligations under this Note have been so converted, in which case the Holder shall surrender this Note as promptly as is reasonably practicable after such conversion. The Holder and Borrowers shall maintain records showing the amount(s) converted and the date of such conversion(s). The Holder, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof.

(b) Automatic Conversion. The Outstanding Obligations under this Note will automatically convert into PublicVeea Common Shares if: (i) PublicVeea and/or its subsidiaries either (A) consummate one or more additional financings after the Closing for equity or equity-linked securities for at least Twenty Million U.S. Dollars ($20,000,000) in the aggregate or (B) make one or more significant acquisitions after the Closing valued in the aggregate (based on the consideration provided by PublicVeea and its subsidiaries) to be at least Twenty Million U.S. Dollars ($20,000,000) in the aggregate (in each case, as reasonably determined in good faith by PublicVeea’s board of directors at the applicable time of each such transaction); (ii) Other Investors that hold a majority of the aggregate outstanding obligations under all Other Notes and this Note, together, expressly agree in writing to convert all outstanding obligations under this Note and all Other Notes into shares of PublicVeea Common Shares in accordance with the terms of this Note and the Other Notes; or (iii) the PublicVeea Common Shares trade with an average daily VWAP of at least $10.00 per share (subject to equitable adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like with respect to PublicVeea Common Shares after the Issuance Date, as reasonably determined in good faith by PublicVeea’s board of directors at the applicable time of determination) for ten (10) consecutive Trading Days. For purposes of this Note, (x) a “Trading Day” means any day on which PublicVeea Common Shares are available to trade on the principal securities exchange or securities market on which the PublicVeea Common Shares are then traded; and (y) “VWAP” means the dollar volume-weighted average price for the PublicVeea Common Shares on the principal securities exchange or securities market on which the PublicVeea Common shares are then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of the PublicVeea Common Shares in the over-the-counter market on the electronic bulletin board for such securities during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for the Public Common Shares by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such securities as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for the PublicVeea Common Shares on such date(s) on any of the foregoing bases, the VWAP of the PublicVeea Common Shares on such date(s) shall be the fair market value as determined reasonably and in good faith by the board of directors of PublicVeea. All such determinations shall be appropriately adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like with respect to the PublicVeea Common Shares during such period, as reasonably determined in good faith by PublicVeea’s board of directors at the applicable time of determination. In addition, in the event that within the six (6) month period from and after the Closing, Investor provides PublicVeea a Brokerage Transfer Notice in accordance with Section 1.2 of the Note Purchase Agreement or otherwise consummates a Brokerage Transfer, (i) a portion or all, as applicable, of the Outstanding Obligations under this Note will automatically convert into a number of PublicVeea Common Shares equal to the number of Transferred Shares specified in such Brokerage Transfer Notice or that are otherwise subject to such Brokerage Transfer and (ii) in accordance with the terms of the Investor Lock-Up Agreement, the Expiration Date (as defined in the Investor Lock-Up Agreement) under the Investor Lock-Up Agreement will automatically be extended by an additional six (6) months with respect to such newly issued PublicVeea Common Shares described in the preceding clause (i).

(c) Conversion Price. Whether the conversion of the Outstanding Obligations under this Note to PublicVeea Common Shares is a voluntary conversion pursuant to Section 3(a) or an automatic conversion pursuant to Section 3(b), the Outstanding Obligations will convert into PublicVeea Common Shares at a price of $7.50 per share (subject to equitable adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like with respect to PublicVeea Common Shares after the Issuance Date, as reasonably determined in good faith by PublicVeea’s board of directors at the applicable time of conversion) (the “Conversion Price”).

(d) Mechanics of Conversion. The number of PublicVeea Common Shares issuable upon a conversion of the Outstanding Obligations hereunder (the “Conversion Shares”) shall be determined by the quotient obtained by dividing (A) the amount of the Outstanding Obligations under this Note to be converted by (B) the Conversion Price. Promptly after each Conversion Date, PublicVeea shall deliver, or cause to be delivered, to the Holder the Conversion Shares. Holder acknowledges that the Conversion Shares shall be subject to the transfer restrictions contained in the Investor Lock-Up Agreement to the extent that they still apply at the time of issuance.

4. Unsecured; Subordination. Holder hereby acknowledges that this Note and the Outstanding Obligations hereunder are unsecured. Holder hereby agrees that the Outstanding Obligations under this Note shall be subordinated to Senior Debt. Holder shall promptly execute and deliver, as may be reasonably required by the lenders of Senior Debt, reasonable and customary subordination, intercreditor and other agreements with such lenders with respect to the Outstanding Obligations under this Note to reflect the subordination of such Outstanding Obligations to Senior Debt (any such agreements, “Subordination Agreements”). For purposes of this Note, “Senior Debt” shall mean the principal of and premium, if any, and interest (including interest accruing or that would have accrued but for the filing of a bankruptcy, reorganization or other insolvency proceeding whether or not such interest constitutes an allowable claim in such proceeding) on, and any and all other fees, expenses, supplemental payments, reimbursement obligations, indemnities, and other amounts owing pursuant to the terms of all agreements, documents and instruments providing for, creating, securing, or evidencing or otherwise entered into in connection with, all indebtedness for borrowed money of a Borrower or its subsidiaries (including as guarantor of indebtedness of another person), whether outstanding on the date hereof or thereafter created, incurred or assumed, which is secured, issued by a bank lender, other institutional lender or pursuant to an indenture agreement (for the avoidance of doubt, Senior Debt shall not include any indebtedness of a Borrower which, by its terms or the terms of any instrument creating or evidencing it, is expressly pari passu with or expressly subordinate in right of payment to this Note).

5. Defaults and Remedies

(a) Event of Default. An “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) any default in the payment of (A) the principal amount of this Note or (B) interest and other amounts owing to the Holder hereunder, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) which default is not cured within five (5) Business Days after written notice thereof is sent by the Holder to the Borrowers (provided, however, to the extent any payment due under this Note is not timely made due to application of the terms of a Subordination Agreement, such non-payment shall not be deemed to have resulted in an Event of Default);

(ii) a Borrower shall fail to observe or perform any other covenant or agreement of such party contained in this Note in any material respect, which failure is not cured, if capable of cure, within twenty (20) days after written notice thereof is sent by the Holder to the Borrowers; or

(iii) a Borrower (A) commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the such party, (B) has commenced against such party any such case or proceeding that is not dismissed within sixty (60) days after commencement, (C) is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (D) suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) days after such appointment, (E) makes a general assignment for the benefit of creditors, or (F) admits in writing that it is generally unable to pay its debts as they become due.

(b) Remedies Upon Event of Default. If any Event of Default occurs, subject to any Subordination Agreements, the outstanding principal amount of this Note, plus accrued but unpaid interest and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election by written notice to the Borrowers, immediately due and payable in cash. Upon the occurrence of an Event of Default and for long as such Event of Default is continuing and uncured, the Borrowers agree to pay all reasonable documented out-of-pocket costs of collection or enforcement of this Note by the Holder, including reasonable out-of-pocket attorneys’ fees and court costs. The failure of Holder to exercise such option or any other right to which it may be entitled shall not constitute a waiver of the right to exercise such option or any other right in the event of any subsequent Event of Default.

6. No Recourse Against Others. No director, officer, employee, consultant, advisor, agent or equity holder (in its capacity as such) of a Borrower or of any of their respective subsidiaries or affiliates shall have any liability for the performance of any obligations of either Borrower under this Note or for any claim based on, in respect of, or by reason of such obligations or their creation. The Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of this Note.

7. Governing Law; Jurisdiction; Jury Trial Waiver. This Note, and all actions arising out of or in connection with this Note, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles relating to conflict of laws that would result in the application of the laws of any other jurisdiction. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware or, if such Chancery Court declines to accept jurisdiction, any federal court within the State of Delaware (and appellate courts thereof) in any action or proceeding arising out of or relating to this Note, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other proceeding relating to the transactions contemplated by this Note, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 10. Nothing in this Section 7 shall affect the right of any party to serve legal process in any other manner permitted by law. Each party hereby knowingly, voluntarily and intentionally irrevocably waives the right to a trial by jury in respect to any litigation, dispute, claim, legal action or other legal proceeding based hereon, or arising out of, under, or in connection with, this Note or the transactions contemplated hereby.

8. Severability; Usury Laws. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision hereof or the application of any such provision to any person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions hereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible. This Note is subject to the express condition that at no time shall a Borrower be obligated or required to pay interest on the principal balance at a rate which could subject a Borrower or the Holder to either civil or criminal liability as a result of being in excess of the maximum rate which such Borrower is permitted by law to contract or agree to pay. If by the terms of this Note, a Borrower is at any time required or obligated to pay interest on the principal balance at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and interest payable hereunder shall be computed at such maximum rate.

9. Fees and Expenses. Except as expressly set forth in this Note to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Note.

10.   Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email, with affirmative confirmation of receipt, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to a Borrower: Veea Inc. 164 E. 83rd Street New York, NY 10028 Attn: Allen Salmasi; Janice K. Smith Email: allen@veea.com; janice@veea.com with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Stuart Neuhauser, Esq.; Matthew A. Gray, Esq.
Email: sneuhauser@egsllp.com; mgray@egsllp.com

If to the Holder, to: the address set forth underneath Investor’s name on the signature page hereto.

11. Amendments; Waivers. This Note may only be amended, modified or supplemented in writing signed by the parties hereto. Notwithstanding the foregoing, in the event that the Borrowers and Other Investors that hold a majority of the aggregate outstanding obligations under all Other Notes and this Note, together, expressly agree in writing to amend, modify or supplement any of the terms of all Other Notes and this Note, then this Note shall be so amended, modified or supplemented without the consent of Investor to the extent that such amendments, modifications and supplements do not disproportionately and adversely affect Investor as compared to Other Investors in any material respect. No waiver of any provision or condition hereof shall be valid unless the same shall be in writing and signed by the party against which such waiver is to be enforced. No waiver by any party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

12. Successors and Assigns. This Note and all of the provisions hereof will be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns. No party may assign this Note, in whole or in part, without the prior written consent of the other parties hereto, and any purported assignment without such consent will be null and void ab initio. Without limiting the foregoing, this Note and the Conversion Shares will be subject to the transfer restrictions set forth in the Investor Lock-Up Agreement.

13. Entire Agreement. This Note (together with the Note Purchase Agreement and the other exhibits to the Note Purchase Agreement) contain the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way (provided, that, for the avoidance of doubt, this Note shall not (i) affect any confidentiality agreement entered into by Veea and/or SPAC and Investor in connection with the Offering, or (ii) amend, modify or waive any provisions of the BCA).

14. No Third Party Beneficiaries. This Note is for the sole benefit of the parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any person, other than the parties and such successors and permitted assigns, any legal or equitable rights hereunder.

15. Interpretation. The titles and subtitles used in this Note are for convenience only and are not to be considered in construing or interpreting this Note. In this Note, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Note as a whole and not to any particular section or other subdivision of this Note; (iv) the term “or” means “and/or”; (v) the term “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (vi) the term “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). References in this Note to “dollars”, “Dollars” or “$” are to U.S. dollars. The parties have participated jointly in the negotiation and drafting of this Note. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Note shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Note.

16. Further Assurances. From time to time at the request of a Borrower, on the one hand, or the Holder, on the other hand, and without any additional consideration from one to the other, the Borrowers, on the one hand, or the Holder, on the other hand, as applicable, agrees to furnish to the other such further information or assurances, execute and deliver such additional documents, instruments, certificates and conveyances, and take all such other actions and do such other things, as may be necessary or appropriate in the reasonable opinion of such requesting party to carry out the provisions of this Note and to give effect to the transactions contemplated hereby.

17. Counterparts; Facsimile. This Note may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Signature page follows}

IN WITNESS WHEREOF, the undersigned have caused this Unsecured Convertible Promissory Note to be duly executed and delivered as of the date first set forth above.

Plum Acquisition Corp. I

By:
Name:
Title:

Veea Inc.

By:
Name:
Title:

{Signature Page to Convertible Note}

{INVESTOR SIGNATURE PAGE TO THE NOTE PURCHASE AGREEMENT}

IN WITNESS WHEREOF, the undersigned Investor has caused this Unsecured Convertible Promissory Note to be duly executed by its authorized signatory as of the date first indicated above.

Name(s) of Investor:_____________________________________________________________________________

Signature of Authorized Signatory of Investor:_________________________________________________________

Name of Authorized Signatory:_____________________________________________________________________

Title of Authorized Signatory:______________________________________________________________________

Principal Amount:	$

Address for Notice to Investor:

_____________________________________________________________________________________
_____________________________________________________________________________________
_____________________________________________________________________________________
Attention:_____________________________________________________________________________
Email:________________________________________________________________________________
Telephone No.:_________________________________________________________________________

{Signature Page to Convertible Note}